Provident Financial Services, Inc. Announces First Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, April 27, 2023 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $40.5 million, or $0.54 per basic and diluted share, for the three months ended March 31, 2023, as compared to $49.0 million, or $0.66 per basic and diluted share, for the three months ended December 31, 2022 and $44.0 million, or $0.58 per basic and diluted share, for the three months ended March 31, 2022. Net income for the three months ended March 31, 2023 was negatively impacted by an increase in funding costs, an increase in the provision for credit losses from a worsened economic forecast and an increase in non-interest expense attributable to increases in compensation and benefits expense and the increased cost of FDIC insurance, partially offset by an increase in non-interest income. Non-tax deductible transaction costs related to our pending merger with Lakeland Bancorp, Inc. (“Lakeland”) totaled $1.1 million in the current quarter, compared to $1.2 million for the trailing quarter.
Performance Highlights for the First Quarter of 2023
•Annualized returns on average assets, average equity and average tangible equity(1) were 1.20%, 10.11% and 14.10%, respectively, for the three months ended March 31, 2023, compared with 1.42%, 12.37% and 17.51%, respectively for the trailing quarter.
•The Company's annualized adjusted pre-tax, pre-provision ("PTPP") return on average assets(1) was 1.86% for the quarter ended March 31, 2023, compared to 2.03% for the quarter ended December 31, 2022.
•Tangible book value per share(1) increased $0.52, or 3.4%, during the quarter, to $15.64 at March 31, 2023.
•Asset quality improved in the quarter, as non-performing loans at March 31, 2023 declined to $35.5 million, or 0.35% of total loans, from $58.5 million, or 0.57% of total loans, at December 31, 2022. Net charge-offs were $671,000 for the current quarter, or an annualized three basis points of average loans.
•For the three months ended March 31, 2023, total average deposits decreased $227.2 million, or 2.1%, to $10.58 billion, from $10.81 billion, for the three months ended December 31, 2022. Within total deposits, average interest bearing demand deposits decreased $236.8 million, or 3.2%, to $7.17 billion for the three months ended March 31, 2023, from $7.41 billion for the three months ended December 31, 2022. In addition, total average non-interest bearing demand deposits decreased $135.2 million, or 5.0%, to $2.55 billion for the first quarter of 2023, from $2.69 billion for the trailing quarter. Total time deposits increased $144.8 million, or 20.3%, to $859.8 million for the three months ended March 31, 2023.
•During the three months ended March 31, 2023, deposit balances from traditional non-interest and interest bearing demand deposits transitioned into our insured cash sweep ("ICS") product, as a method to increase the level of customers' deposit insurance in light of recent market turmoil. As of March 31, 2023 our ICS deposits totaled $198.8 million, compared to $58.9 million at December 31, 2022. Our estimated uninsured and uncollateralized deposits at March 31, 2023 totaled $3.03 billion, which does not consider the benefit of different account titling conventions that may increase the insured balance for a particular account. At March 31, 2023, Provident Bank held on balance sheet liquidity and borrowing capacity totaling $3.60 billion, representing 119% of estimated uninsured and uncollateralized deposits. All borrowing capacity is immediately available.
•Net interest margin decreased 14 basis points to 3.48% for the quarter ended March 31, 2023, from 3.62% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended March 31, 2023 increased 27 basis points to 4.63%, compared to the trailing quarter, while the weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2023 increased 54 basis points to 1.54%, compared to the trailing quarter. The increase in funding costs reflected an increase in borrowings and cash balances associated with defensive balance sheet positioning in response to the industry liquidity concerns in the wake of recent bank failures.

•The average cost of deposits, including non-interest bearing deposits, increased to 1.05% for the quarter ended March 31, 2023, compared with 0.67% for the trailing quarter, reflecting current market conditions and the transfer of deposits to the ICS product.
•Non-interest income increased $3.9 million for the three months ended March 31, 2023, compared to the trailing quarter due to an additional $2.0 million gain recognized from the September 2022 sale of a foreclosed commercial property. In addition, within non-interest income, insurance agency income increased $1.8 million to $4.1 million and wealth management income increased $319,000 to $6.9 million for the three months ended March 31, 2023, compared to the trailing quarter.
•At March 31, 2023, CRE loans related to retail, industrial, office, and hotel properties totaled $1.65 billion, $1.13 billion, $502.3 million and $167.4 million, respectively, compared to $1.65 billion, $1.07 billion, $527.7 million and $214.6 million, respectively, for the trailing quarter. Construction loans, consisting primarily of multi-family projects, decreased $56.6 million to $658.9 million at March 31, 2023, from $715.5 million at December 31, 2022.
•Despite improvement in current asset quality metrics, the Company recorded a provision for credit losses of $6.0 million for the three months ended March 31, 2023, compared to a provision of $3.4 million for the trailing quarter. The increase in provision was attributable to a worsening economic forecast and related deterioration in the projected commercial property price index over the expected life of the loan portfolio. The allowance for credit losses as a percentage of loans increased to 91 basis points at March 31, 2023, from 86 basis points at December 31, 2022.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “Despite the recent instability in the banking industry, Provident posted solid financial results. Those results were negatively impacted by the recognition of expenses associated with our pending merger with Lakeland, as well as costs associated with maintaining additional on-balance sheet liquidity. Our community bank model and commitment to our customers served us well during this period of instability and our balance sheet, deposit franchise, liquidity and capital position remain strong.” Labozzetta added, "I am incredibly proud of the way our team successfully navigated the recent disruption we experienced across the banking industry. Our team quickly mobilized, conducted extensive customer outreach, and conservatively enhanced our liquidity position."
Regarding the previously announced pending merger with Lakeland, Labozzetta added, “On February 1, 2023 we received stockholder approval and continue to work diligently towards obtaining the necessary regulatory approvals to combine our two companies. We remain excited regarding our opportunity to partner with Lakeland creating a preeminent super-community bank and serving the customers of the combined company.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on May 26, 2023 to stockholders of record as of the close of business on May 12, 2023.
Results of Operations
Three months ended March 31, 2023 compared to the three months ended December 31, 2022
For the three months ended March 31, 2023, net income was $40.5 million, or $0.54 per basic and diluted share, compared to net income of $49.0 million, or $0.66 per basic and diluted share, for the three months ended December 31, 2022.
Net Interest Income and Net Interest Margin
Net interest income decreased $5.7 million to $108.3 million for the three months ended March 31, 2023, from $114.1 million for the trailing quarter. The decrease in net interest income reflected two fewer calendar days in the first quarter and was primarily due to a decrease in lower-costing deposits, which resulted in an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, partially offset by the favorable repricing of adjustable rate loans.

The Company’s net interest margin decreased 14 basis points to 3.48% for the quarter ended March 31, 2023, from 3.62% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended March 31, 2023 increased 27 basis points to 4.63%, compared to the trailing quarter, while the weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2023 increased 54 basis points to 1.54%, compared to the trailing quarter. The average cost of interest-bearing deposits for the quarter ended March 31, 2023 increased 49 basis points to 1.39%, compared to 0.90% for the trailing quarter. Average non-interest bearing demand deposits decreased $135.2 million to $2.55 billion for the quarter ended March 31, 2023, compared to the trailing quarter. The average cost of deposits, including non-interest bearing deposits, was 1.05% for the quarter ended March 31, 2023, compared to 0.67% for the trailing quarter. The average cost of borrowed funds for the quarter ended March 31, 2023 was 2.48%, compared to 1.74% for the quarter ended December 31, 2022.
Provision for Credit Losses
For the quarter ended March 31, 2023, the Company recorded a $6.0 million provision for credit losses related to loans, compared with a provision for credit losses of $3.4 million for the quarter ended December 31, 2022. The increase in provision was attributable to a worsening economic forecast and related deterioration in the projected commercial property price index over the expected life of the loan portfolio.
Non-Interest Income and Expense
For the three months ended March 31, 2023, non-interest income totaled $22.2 million, an increase of $3.9 million, compared to the trailing quarter. Other income increased $2.6 million to $3.3 million for the three months ended March 31, 2023, compared to the trailing quarter, primarily due to an additional $2.0 million gain recognized from the September 2022 sale of a foreclosed commercial property, representing additional sale proceeds held in escrow pending the resolution of certain post-closing conditions, along with an increase in the gains on sale of SBA loans. Insurance agency income increased $1.8 million to $4.1 million for the three months ended March 31, 2023, compared to the trailing quarter, mainly due to the receipt of contingent commissions and additional business in the current quarter. Additionally, wealth management income increased $319,000 to $6.9 million for the three months ended March 31, 2023, compared to the trailing quarter, primarily due to an increase in assets under management as a result of more favorable market conditions. Partially offsetting these increases in non-interest income, BOLI income decreased $526,000 to $1.5 million for the three months ended March 31, 2023, compared to the trailing quarter primarily due to a benefit claim recognized in the prior quarter. Fee income decreased $225,000 to $6.4 million for the three months ended March 31, 2023, compared to the trailing quarter, primarily due to a decrease in commercial loan prepayment fees.
Non-interest expense totaled $69.5 million for the three months ended March 31, 2023, an increase of $7.8 million, compared to $61.7 million for the trailing quarter. Non-interest expense for the current quarter included $1.1 million in professional fees related to our pending merger with Lakeland, compared with $1.2 million recognized in the trailing quarter. Compensation and benefits expense increased $4.1 million to $38.7 million for the three months ended March 31, 2023, compared to $34.6 million for the trailing quarter, primarily due to increases in employee medical benefits, stock-based compensation and payroll taxes, partially offset by a decrease in the accrual for incentive compensation. For the three months ended March 31, 2023, the Company recorded a $739,000 provision for credit losses for off-balance sheet credit exposures, compared to a $1.6 million negative provision for the trailing quarter. The $2.3 million increase in the provision for credit losses for off-balance sheet credit exposures for the current quarter was primarily due to the period over period change in loans approved and awaiting closing. Additionally, FDIC insurance increased $697,000 to $1.9 million for the three months ended March 31, 2023, compared to the trailing quarter, primarily due to the recent FDIC action to increase deposit insurance assessment rates uniformly beginning in the first quarter of 2023.
The Company’s annualized adjusted non-interest expense as a percentage of average assets (1) was 2.00% for the quarter ended March 31, 2023, compared to 1.79% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income) (1) was 51.85% for the three months ended March 31, 2023, compared to 46.88% for the trailing quarter.

Income Tax Expense
For the three months ended March 31, 2023, the Company's income tax expense was $14.5 million with an effective tax rate of 26.3%, compared with $18.2 million with an effective tax rate of 27.1% for the trailing quarter. The decrease in tax expense and the effective tax rate for the three months ended March 31, 2023, compared with the trailing quarter was largely due to a decrease in taxable income.
Three months ended March 31, 2023 compared to the three months ended March 31, 2022
For the three months ended March 31, 2023, net income was $40.5 million, or $0.54 per basic and diluted share, compared to net income of $44.0 million, or $0.58 per basic and diluted share, for the three months ended March 31, 2022.
Net Interest Income and Net Interest Margin
Net interest income increased $13.8 million to $108.3 million for the three months ended March 31, 2023, from $94.5 million for same period in 2022. The increase in net interest income for the three months ended March 31, 2023, compared to the same period in 2022 was primarily driven by an increase in the net interest margin resulting from the favorable repricing of adjustable rate loans, higher market rates on new loan originations and the investment of excess liquidity into higher-yielding loans, partially offset by the unfavorable repricing of both deposits and borrowings and a decrease in lower-costing deposits, which resulted in an increase in borrowings. Additionally, fees related to the forgiveness of PPP loans, which are recognized in interest income, were approximately $4,000 for the three months ended March 31, 2023, compared to $1.1 million for the three months ended March 31, 2022.
The Company’s net interest margin increased 46 basis points to 3.48% for the quarter ended March 31, 2023, from 3.02% for the same period last year. The weighted average yield on interest-earning assets for the quarter ended March 31, 2023 increased 140 basis points to 4.63%, compared to 3.23% in the quarter ended March 31, 2022. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2023 increased 125 basis points to 1.54%, compared to the same period last year. The average cost of interest-bearing deposits for the quarter ended March 31, 2023 increased 114 basis points to 1.39%, compared to 0.25% for the quarter ended March 31, 2022. Average non-interest bearing demand deposits decreased $235.2 million to $2.55 billion for the quarter ended March 31, 2023, compared to $2.79 billion for the quarter ended March 31, 2022. The average cost of deposits, including non-interest bearing deposits, was 1.05% for the quarter ended March 31, 2023, compared to 0.19% for the same period last year. The average cost of borrowed funds for the quarter ended March 31, 2023 was 2.48%, compared to 0.86% for the quarter ended March 31, 2022.
Provision for Credit Losses
For the quarter ended March 31, 2023, the Company recorded a $6.0 million provision for credit losses related to loans, compared with a negative provision for credit losses of $6.4 million for the quarter ended March 31, 2022. The increase in provision was attributable to a worsening economic forecast and related deterioration in the projected commercial property price index over the expected life of the loan portfolio.
Non-Interest Income and Expense
For the three months ended March 31, 2023, non-interest income totaled $22.2 million, an increase of $2.0 million, compared to the same period in 2022. Other income increased $2.1 million to $3.3 million for the three months ended March 31, 2023, compared to $1.2 million for the same period in 2022, mainly due to an additional $2.0 million gain recognized from the September 2022 sale of a foreclosed commercial property, representing additional sale proceeds held in escrow pending the resolution of certain post-closing conditions, combined with an increase in the gains on sale of SBA loans, partially offset by a decrease in net fees on loan-level interest rate swap transactions. Insurance agency income increased $682,000 to $4.1 million for the three months ended March 31, 2023, compared to the same period in 2022, resulting from an increase in business activity. BOLI income increased $305,000 to $1.5 million, for the three months ended March 31, 2023, compared to the same period in 2022, primarily due to higher equity valuations. Partially offsetting these increases in non-interest income, wealth management income decreased $551,000 to $6.9 million for the three months ended March 31, 2023, compared to the same period in

2022, primarily due to a decrease in the market value of assets under management, while fee income decreased $502,000 to $6.4 million for the three months ended March 31, 2023, compared to the same period in 2022, primarily due to a decrease in commercial loan prepayment fees.
Non-interest expense totaled $69.5 million for the three months ended March 31, 2023, an increase of $7.6 million from the three months ended March 31, 2022. Non-interest expense for the current quarter included $1.1 million in professional fees related to our pending merger with Lakeland. For the three months ended March 31, 2023, the Company recorded a $739,000 provision for credit losses for off-balance sheet credit exposures, compared to a $2.4 million negative provision for the same period in 2022. The $3.1 million increase in provision was primarily due to the period over period decrease in line of credit utilization and an increase in projected loss factors as a result of a worsened economic forecast. Other operating expenses increased $2.8 million to $12.2 million for the three months ended March 31, 2023, compared to the same period in 2022, largely due to increases professional fees related to our pending merger with Lakeland, combined with additional expenses related to foreclosed commercial real estate owned properties. Compensation and benefits expense increased $1.7 million to $38.7 million for the three months ended March 31, 2023, compared to $37.1 million for the three months ended March 31, 2022, primarily due to an increase in stock-based compensation and an increase in salary expense associated with Company-wide annual merit increases. In addition, FDIC insurance increased $732,000 to $1.9 million for the three months ended March 31, 2023, compared to the same period in 2022, primarily due to the recent FDIC action to increase deposit insurance assessment rates uniformly beginning in the first quarter of 2023. Partially offsetting these increases in non-interest expense, net occupancy expense decreased $920,000 to $8.4 million for the three months ended March 31, 2023, largely due to decreases in snow removal costs and rent expense.
The Company’s annualized adjusted non-interest expense as a percentage of average assets (1) was 2.00% for the quarter ended March 31, 2023, compared to 1.90% for the same period in 2022. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income) (1) was 51.85% for the three months ended March 31, 2023, compared to 56.05% for the same respective period in 2022.
Income Tax Expense
For the three months ended March 31, 2023, the Company's income tax expense was $14.5 million with an effective tax rate of 26.3%, compared with $15.2 million with an effective tax rate of 25.7% for the three months ended March 31, 2022. The decrease in tax expense for the three months ended March 31, 2023, compared with the same period last year was largely the result of a decrease in taxable income, while the increase in the effective tax rate was primarily due to non-deductible merger related transaction costs incurred in the 2023 period.
Asset Quality
The Company’s total non-performing loans at March 31, 2023 were $35.5 million, or 0.35% of total loans, compared to $58.5 million, or 0.57% of total loans at December 31, 2022 and $44.3 million, or 0.46% of total loans at March 31, 2022. The $23.1 million decrease in non-performing loans at March 31, 2023, compared to the trailing quarter, consisted of a $21.4 million decrease in non-performing commercial mortgage loans, a $1.1 million decrease in non-performing commercial loans, a $392,000 decrease in non-performing consumer loans and a $184,000 decrease in non-performing residential mortgage loans. Within the $21.4 million decrease in non-performing commercial mortgage loans, one loan totaling $12.3 million was moved to foreclosed assets in the current quarter. At March 31, 2023, impaired loans totaled $27.5 million with related specific reserves of $1.4 million, compared with impaired loans totaling $42.8 million with related specific reserves of $2.4 million at December 31, 2022 and impaired loans totaling $48.3 million with related specific reserves of $2.0 million at March 31, 2022.
At March 31, 2023, the Company’s allowance for credit losses related to the loan portfolio was 0.91% of total loans, compared to 0.86% and 0.79% at December 31, 2022 and March 31, 2022, respectively. The allowance for credit losses increased $4.7 million to $92.8 million at March 31, 2023 from $88.0 million at December 31, 2022. The increase in the allowance for credit losses on loans in the first quarter of 2023 was due to a $6.0 million provision for credit losses, partially offset by net charge-offs of $671,000 and a gross reduction of the allowance for credit losses of $594,000 which was recorded against equity upon the adoption of ASU 2022-02, related to troubled debt restructurings. The increase in the allowance for credit losses on loans was attributable to a worsening economic forecast and related deterioration in the projected commercial property price index over the expected life of the loan portfolio.
The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	March 31, 2023		December 31, 2022		March 31, 2022
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Residential mortgage loans	9	$2,064	10	$1,411	18	$2,385
Commercial mortgage loans	1	3,000	2	2,300	2	282
Multi-family mortgage loans	1	3,875	1	790	1	816
Construction loans	—	—	1	905	3	1,659
Total mortgage loans	11	8,939	14	5,406	24	5,142
Commercial loans	4	1,070	5	964	9	4,019
Consumer loans	22	2,106	18	885	15	571
Total 30 to 59 days past due	37	$12,115	37	$7,255	48	$9,732

60 to 89 days past due:
Residential mortgage loans	6	$639	9	$1,114	7	$1,354
Commercial mortgage loans	4	1,528	2	412	—	—
Multi-family mortgage loans	1	785	—	—	—	—
Construction loans	—	—	1	1,097	—	—
Total mortgage loans	11	2,952	12	2,623	7	1,354
Commercial loans	2	3,028	5	1,014	3	318
Consumer loans	1	150	4	147	3	90
Total 60 to 89 days past due	14	$6,130	21	$3,784	13	$1,762
Total accruing past due loans	51	$18,245	58	$11,039	61	$11,494

Non-accrual:
Residential mortgage loans	12	$1,744	14	$1,928	29	$5,396
Commercial mortgage loans	5	6,815	10	28,212	14	19,533
Multi-family mortgage loans	1	1,548	1	1,565	2	2,053
Construction loans	2	1,874	2	1,878	2	2,366
Total mortgage loans	20	11,981	27	33,583	47	29,348
Commercial loans	30	23,129	34	24,188	39	13,793
Consumer loans	10	346	10	738	19	1,171
Total non-accrual loans	60	$35,456	71	$58,509	105	$44,312

Non-performing loans to total loans		0.35%		0.57%		0.46%
Allowance for loan losses to total non-performing loans		261.61%		150.44%		172.13%
Allowance for loan losses to total loans		0.91%		0.86%		0.79%
At March 31, 2023, December 31, 2022 and March 31, 2022, the Company held foreclosed assets of $13.7 million, $2.1 million and $8.6 million, respectively. During the three months ended March 31, 2023, there were two additions to foreclosed assets with an aggregate carrying value of $12.3 million and three properties sold with an aggregate carrying value of $666,000. Foreclosed assets at March 31, 2023 consisted primarily of commercial real estate. Total non-performing assets at March 31, 2023 decreased $11.4 million to $49.2 million, or 0.36% of total assets, from $60.6 million, or 0.44% of total assets at December 31, 2022 and $52.9 million, or 0.39% of total assets at March 31, 2022.

Balance Sheet Summary
Total assets at March 31, 2023 were $13.78 billion, a $4.5 million decrease from December 31, 2022.
The Company’s loan portfolio decreased $24.7 million to $10.22 billion at March 31, 2023, from $10.25 billion at December 31, 2022. The loan portfolio consists of the following:

	March 31, 2023	December 31, 2022
Mortgage loans:	(Dollars in Thousands)
Commercial	$4,293,193	$4,316,185
Multi-family	1,580,297	1,513,818
Construction	658,902	715,494
Residential	1,174,035	1,177,698
Total mortgage loans	7,706,427	7,723,195
Commercial loans	2,227,867	2,233,670
Consumer loans	301,672	304,780
Total gross loans	10,235,966	10,261,645
Premiums on purchased loans	1,364	1,380
Net deferred fees and unearned discounts	(13,116)	(14,142)
Total loans	$10,224,214	$10,248,883
During the three months ended March 31, 2023, the loan portfolio had net decreases of $56.6 million in construction loans, $23.0 million in commercial mortgage loans, $5.8 million in commercial loans, $3.7 million in residential mortgage loans and $3.1 million in consumer loans, partially offset by a net increase of $66.5 million in multi-family mortgage loans. Commercial real estate, commercial and construction loans represented 85.6% of the total loan portfolio at March 31, 2023, unchanged from 85.6% at December 31, 2022.
For the three months ended March 31, 2023, loan funding, including advances on lines of credit, totaled $809.2 million, compared with $959.4 million for the same period in 2022.
At March 31, 2023, the Company’s unfunded loan commitments totaled $2.05 billion, including commitments of $1.05 billion in commercial loans, $521.0 million in construction loans and $161.9 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2022 and March 31, 2022 were $2.06 billion and $1.96 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.54 billion at March 31, 2023, compared to $1.29 billion and $1.48 billion at December 31, 2022 and March 31, 2022, respectively.
Total investments were $2.28 billion at March 31, 2023, a $23.6 million increase from December 31, 2022. This increase was largely due to a $27.8 million decrease in unrealized losses on available for sale debt securities, combined with purchases of mortgage-backed and municipal securities, partially offset by repayments of mortgage-backed securities and maturities and calls of certain municipal and agency bonds.
Total deposits decreased $265.7 million during the three months ended March 31, 2023, to $10.30 billion. Total savings and demand deposit accounts decreased $452.9 million to $9.36 billion at March 31, 2023, while total time deposits increased $187.2 million to $938.6 million at March 31, 2023. The decrease in savings and demand deposits was largely attributable to a $257.5 million decrease in money market deposits, a $153.2 million decrease in non-interest bearing demand deposits, and an $87.4 million decrease in savings deposits, partially offset by a $45.2 million increase in interest bearing demand deposits. During the three months ended March 31, 2023, deposit balances from traditional non-interest and interest bearing demand deposits transitioned into our ICS product, as a method to increase the level of customers' deposit insurance in light of recent market turmoil. The Bank's ICS deposits increased $139.9 million to $198.8 million at March 31, 2023, from $58.9 million at December 31, 2022. The increase in time deposits consisted of a $134.2 million increase in retail time deposits and a $53.0 million increase in brokered time deposits.
Borrowed funds increased $247.4 million during the three months ended March 31, 2023, to $1.58 billion. The increase in borrowings was largely due to the replacement of demand deposits with FHLB borrowings and asset funding requirements. Borrowed funds represented 11.5% of total assets at March 31, 2023, an increase from 9.7% at December 31, 2022.
Stockholders’ equity increased $42.4 million during the three months ended March 31, 2023, to $1.64 billion, primarily due to a decrease in unrealized losses on available for sale debt securities and net income earned for the period, partially offset by dividends paid to stockholders and common stock repurchases. For the three months ended March 31, 2023, common stock repurchases totaled 71,111 shares at an average cost of $23.35 per share, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At March 31, 2023, approximately 1.1 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at March 31, 2023 were $21.73 and $15.64, respectively, compared with $21.25 and $15.12, respectively, at December 31, 2022.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, April 28, 2023 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2023. The call may be accessed by dialing 1-833-470-1428 (United States Toll Free) and 1-404-975-4839 (United States Local). Speakers will need to enter speaker access code (815758) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the effects of the recent turmoil in the banking industry (including the closing of two financial institutions), changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, the ability to complete, or any delays in completing, the pending merger between the Company and Lakeland; any failure to realize the anticipated benefits of the transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities; and potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies.
In addition, the effects of the COVID-19 pandemic continue to have an uncertain impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, including potential variants, it is difficult to predict the continuing impact of the pandemic on the Company's business, financial condition or results of operations. The extent of such impact will depend on future developments, which remain uncertain.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, annualized return on average tangible equity, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three Months Ended
	March 31,	December 31,	March
	2023	2022	2022
Statements of Income
Net interest income	$108,324	$114,060	$94,526
Provision for credit losses	6,001	3,384	(6,405)
Non-interest income	22,152	18,266	20,148
Non-interest expense	69,485	61,674	61,886
Income before income tax expense	54,990	67,268	59,193
Net income	40,536	49,034	43,962
Diluted earnings per share	$0.54	$0.66	$0.58
Interest rate spread	3.09%	3.36%	2.94%
Net interest margin	3.48%	3.62%	3.02%

Profitability
Annualized return on average assets	1.20%	1.42%	1.30%
Annualized return on average equity	10.11%	12.37%	10.57%
Annualized return on average tangible equity (1)	14.10%	17.51%	14.58%
Annualized adjusted non-interest expense to average assets (4)	2.00%	1.79%	1.90%
Efficiency ratio (5)	51.85%	46.88%	56.05%

Asset Quality
Non-accrual loans	$35,456	$58,509	$44,312
90+ and still accruing	—	—	—
Non-performing loans	35,456	58,509	44,312
Foreclosed assets	13,743	2,124	8,578
Non-performing assets	49,199	60,633	52,890
Non-performing loans to total loans	0.35%	0.57%	0.46%
Non-performing assets to total assets	0.36%	0.44%	0.39%
Allowance for loan losses	$92,758	$88,023	$76,275
Allowance for loan losses to total non-performing loans	261.61%	150.44%	172.13%
Allowance for loan losses to total loans	0.91%	0.86%	0.79%
Net loan charge-offs (recoveries)	$671	$1,117	$(1,935)
Annualized net loan charge-offs (recoveries) to average total loans	0.03%	0.01%	(0.08)%

Average Balance Sheet Data
Assets	$13,732,708	$13,714,201	$13,693,429
Loans, net	10,093,856	10,107,451	9,481,831
Earning assets	12,418,530	12,406,641	12,527,409
Savings and demand deposits	9,720,797	10,092,807	10,551,229
Borrowings	1,224,279	1,031,974	549,679
Interest-bearing liabilities	9,264,564	9,164,135	9,005,985
Stockholders' equity	1,626,370	1,572,572	1,686,324
Average yield on interest-earning assets	4.63%	4.36%	3.23%
Average cost of interest-bearing liabilities	1.54%	1.00%	0.29%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized Return on Average Tangible Equity
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Total average stockholders' equity	$1,626,370	$1,572,572	$1,686,324
Less: total average intangible assets	460,631	461,402	463,890
Total average tangible stockholders' equity	$1,165,739	$1,111,170	$1,222,434

Net income	$40,536	$49,034	$43,962

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	14.10%	17.51%	14.58%

(2) Annualized Adjusted Pre-Tax, Pre-Provision ("PTPP") Return on Average Assets
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net income	$40,536	$49,034	$43,962
Adjustments to net income:
Provision for credit losses	6,001	3,384	(6,405)
Credit loss (benefit) expense for off-balance sheet credit exposure	739	(1,596)	(2,390)
Merger-related transaction costs	1,100	1,242	—
Income tax expense	14,454	18,234	15,231
Adjusted PTPP income	$62,830	$70,298	$50,398

Annualized Adjusted PTPP income	$254,811	$278,900	$204,392
Average assets	$13,732,708	$13,714,201	$13,693,429

Annualized Adjusted PTPP return on average assets	1.86%	2.03%	1.49%

(3) Book and Tangible Book Value per Share
	At March 31,	At December 31,	At March 31,
	2023	2022	2022
Total stockholders' equity	$1,640,080	$1,597,703	$1,621,131
Less: total intangible assets	460,132	460,892	463,325
Total tangible stockholders' equity	$1,179,948	$1,136,811	$1,157,806

Shares outstanding	75,467,890	75,169,196	75,881,889

Book value per share (total stockholders' equity/shares outstanding)	$21.73	$21.25	$21.36
Tangible book value per share (total tangible stockholders' equity/shares outstanding)	$15.64	$15.12	$15.26

(4) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Reported non-interest expense	$69,485	$61,674	$61,886
Adjustments to non-interest expense:
Credit loss benefit for off-balance sheet credit exposures	739	(1,596)	(2,390)
Merger-related transaction costs	1,100	1,242	—
Adjusted non-interest expense	$67,646	$62,028	$64,276
Annualized adjusted non-interest expense	$274,342	$246,089	$260,675

Average assets	$13,732,708	$13,714,201	$13,693,429

Annualized adjusted non-interest expense/average assets	2.00%	1.79%	1.90%

(5) Efficiency Ratio Calculation
	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net interest income	$108,324	$114,060	$94,526
Non-interest income	22,152	18,266	20,148
Total income	$130,476	132,326	114,674

Adjusted non-interest expense	$67,646	$62,028	$64,276

Efficiency ratio (adjusted non-interest expense/income)	51.85%	46.88%	56.05%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
March 31, 2023 (Unaudited) and December 31, 2022
(Dollars in Thousands)

Assets	March 31, 2023	December 31, 2022
Cash and due from banks	$233,759	$186,490
Short-term investments	94	18
Total cash and cash equivalents	233,853	186,508
Available for sale debt securities, at fair value	1,821,563	1,803,548
Held to maturity debt securities, net (fair value of $371,397 at March 31, 2023 (unaudited) and $373,468 at December 31, 2022)	381,461	387,923
Equity securities, at fair value	1,197	1,147
Federal Home Loan Bank stock	80,521	68,554
Loans	10,224,214	10,248,883
Less allowance for credit losses	92,758	88,023
Net loans	10,131,456	10,160,860
Foreclosed assets, net	13,743	2,124
Banking premises and equipment, net	72,470	79,794
Accrued interest receivable	52,040	51,903
Intangible assets	460,132	460,892
Bank-owned life insurance	239,573	239,040
Other assets	290,902	341,143
Total assets	$13,778,911	$13,783,436

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$8,007,544	$8,373,005
Savings deposits	1,351,184	1,438,583
Certificates of deposit of $100,000 or more	632,256	504,627
Other time deposits	306,373	246,809
Total deposits	10,297,357	10,563,024
Mortgage escrow deposits	43,160	35,705
Borrowed funds	1,584,818	1,337,370
Subordinated debentures	10,544	10,493
Other liabilities	202,952	239,141
Total liabilities	12,138,831	12,185,733

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 75,467,890 shares outstanding at March 31, 2023 and 75,169,196 outstanding at December 31, 2022.	832	832
Additional paid-in capital	984,089	981,138
Retained earnings	940,533	918,158
Accumulated other comprehensive (loss) income	(148,146)	(165,045)
Treasury stock	(127,814)	(127,154)
Unallocated common stock held by the Employee Stock Ownership Plan	(9,414)	(10,226)
Common Stock acquired by the Directors' Deferred Fee Plan	(3,289)	(3,427)
Deferred Compensation - Directors' Deferred Fee Plan	3,289	3,427
Total stockholders' equity	1,640,080	1,597,703
Total liabilities and stockholders' equity	$13,778,911	$13,783,436

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three Months Ended March 31, 2023, December 31, 2022 and March 31, 2022 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Interest income:
Real estate secured loans	$95,988	$91,140	$63,835
Commercial loans	28,683	28,576	22,821
Consumer loans	4,242	4,100	3,139
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	11,430	10,653	7,951
Held to maturity debt securities	2,368	2,393	2,596
Deposits, federal funds sold and other short-term investments	845	313	647
Total interest income	143,556	137,175	100,989

Interest expense:
Deposits	27,510	18,383	5,187
Borrowed funds	7,476	4,520	1,168
Subordinated debt	246	212	108
Total interest expense	35,232	23,115	6,463
Net interest income	108,324	114,060	94,526
Provision (benefit) charge for credit losses	6,001	3,384	(6,405)
Net interest income after provision for credit losses	102,323	110,676	100,931

Non-interest income:
Fees	6,387	6,612	6,889
Wealth management income	6,915	6,596	7,466
Insurance agency income	4,102	2,305	3,420
Bank-owned life insurance	1,484	2,010	1,179
Net gain (loss) on securities transactions	(5)	27	16
Other income	3,269	716	1,178
Total non-interest income	22,152	18,266	20,148

Non-interest expense:
Compensation and employee benefits	38,737	34,621	37,067
Net occupancy expense	8,410	8,304	9,330
Data processing expense	5,508	5,178	5,344
FDIC Insurance	1,937	1,240	1,205
Amortization of intangibles	762	781	859
Advertising and promotion expense	1,232	1,499	1,104
Credit loss benefit for off-balance sheet credit exposures	739	(1,596)	(2,390)
Other operating expenses	12,160	11,647	9,367
Total non-interest expense	69,485	61,674	61,886
Income before income tax expense	54,990	67,268	59,193
Income tax expense	14,454	18,234	15,231
Net income	$40,536	$49,034	$43,962

Basic earnings per share	$0.54	$0.66	$0.58
Average basic shares outstanding	74,645,336	74,380,933	75,817,971

Diluted earnings per share	$0.54	$0.66	$0.58
Average diluted shares outstanding	74,702,527	74,443,511	75,914,079

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest Earning Assets:
Deposits	$72,022	$845	4.76%	$31,481	$310	3.90%	$274,004	$107	0.16%
Federal funds sold and other short-term investments	29	—	3.70%	314	3	3.57%	195,598	540	1.12%
Available for sale debt securities	1,808,619	10,402	2.30%	1,818,356	9,825	2.16%	2,115,852	7,577	1.43%
Held to maturity debt securities, net (1)	383,907	2,368	2.47%	389,729	2,393	2.46%	428,125	2,596	2.43%
Equity securities, at fair value	991	—	—%	938	—	—%	1,092	—	—%
Federal Home Loan Bank stock	59,106	1,028	6.96%	58,372	828	5.67%	30,907	374	4.85%
Net loans: (2)
Total mortgage loans	7,643,140	95,988	5.02%	7,625,044	91,140	4.70%	7,061,657	63,835	3.62%
Total commercial loans	2,146,658	28,683	5.37%	2,172,358	28,576	5.17%	2,099,145	22,821	4.38%
Total consumer loans	304,058	4,242	5.66%	310,049	4,100	5.25%	321,029	3,139	3.97%
Total net loans	10,093,856	128,913	5.12%	10,107,451	123,816	4.82%	9,481,831	89,795	3.80%
Total interest earning assets	$12,418,530	$143,556	4.63%	$12,406,641	$137,175	4.36%	$12,527,409	$100,989	3.23%

Non-Interest Earning Assets:
Cash and due from banks	142,953			134,847			122,856
Other assets	1,171,225			1,172,713			1,043,164
Total assets	$13,732,708			$13,714,201			$13,693,429

Interest Bearing Liabilities:
Demand deposits	$5,771,582	$21,920	1.54%	$5,927,504	$15,405	1.03%	$6,288,544	$4,195	0.27%
Savings deposits	1,398,419	453	0.13%	1,479,260	404	0.11%	1,476,643	291	0.08%
Time deposits	859,773	5,137	2.42%	714,938	2,574	1.43%	680,818	701	0.42%
Total deposits	8,029,774	27,510	1.39%	8,121,702	18,383	0.90%	8,446,005	5,187	0.25%
Borrowed funds	1,224,279	7,476	2.48%	1,031,974	4,520	1.74%	549,679	1,168	0.86%
Subordinated debentures	10,511	246	9.51%	10,459	212	8.03%	10,301	108	4.27%
Total interest bearing liabilities	$9,264,564	35,232	1.54%	$9,164,135	23,115	1.00%	$9,005,985	6,463	0.29%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	$2,550,796			$2,686,043			$2,786,042
Other non-interest bearing liabilities	290,978			291,451			215,078
Total non-interest bearing liabilities	2,841,774			2,977,494			3,001,120
Total liabilities	12,106,338			12,141,629			12,007,105
Stockholders' equity	1,626,370			1,572,572			1,686,324
Total liabilities and stockholders' equity	$13,732,708			$13,714,201			$13,693,429

Net interest income		$108,324			$114,060			$94,526

Net interest rate spread			3.09%			3.36%			2.94%
Net interest-earning assets	$3,153,966			$3,242,506			$3,521,424

Net interest margin (3)			3.48%			3.62%			3.02%

Ratio of interest-earning assets to total interest-bearing liabilities	1.34x			1.35x			1.39x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest-Earning Assets:
Securities	2.52%	2.32%	2.36%	1.74%	1.47%
Net loans	5.12%	4.82%	4.38%	3.89%	3.80%
Total interest-earning assets	4.63%	4.36%	3.90%	3.43%	3.23%

Interest-Bearing Liabilities:
Total deposits	1.39%	0.90%	0.47%	0.27%	0.25%
Total borrowings	2.48%	1.74%	1.11%	0.84%	0.86%
Total interest-bearing liabilities	1.54%	1.00%	0.54%	0.31%	0.29%

Interest rate spread	3.09%	3.36%	3.36%	3.12%	2.94%
Net interest margin	3.48%	3.62%	3.51%	3.21%	3.02%

Ratio of interest-earning assets to interest-bearing liabilities	1.34x	1.35x	1.37x	1.38x	1.39x